THIRD AMENDMENT TO
LIBERTY STREET FUNDS
DISTRIBUTION AGREEMENT

This Third Amendment (the “Amendment”) to the Distribution Agreement (the “Distribution Agreement”) dated as of October 12, 2009, as amended, by and among Investment Managers Series Trust, a Delaware statutory trust (the “Client”), Liberty Street Advisors, Inc., a New York corporation (the “Adviser”), and Foreside Fund Services, LLC, a Delaware limited liability company (“FFS”) is effective as of December 31, 2013 (the “Effective Date”).

WHEREAS, the parties desire to amend Exhibit A of the Distribution Agreement to add the TOROSO Newfound Tactical Allocation Fund, and Chilton Realty Income & Growth Fund to the list of Funds;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

II.	Exhibit A to the Distribution Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms, conditions, provisions and sections of the Distribution Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date set forth above.

LIBERTY STREET ADVISORS, INC.		FORESIDE FUND SERVICES, LLC

By:		By:
	Victor Fontana, President		Mark Fairbanks, President

INVESTMENT MANAGERS SERIES TRUST

By:
Rita Dam, Treasurer

APPENDIX A

EXHIBIT A

As of _December 31, 2013

Liberty Street Horizon Fund
Center Coast MLP Focus Fund
Capital Innovations Global Agri, Timber, Infrastructure Fund
TOROSO Newfound Tactical Allocation Fund
Chilton Realty Income & Growth Fund